EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Green Plains Reports Fourth Quarter and Full Year 2017 Financial Results

Results for the Fourth Quarter of 2017

  Net income of $46.6 million, or $0.99 per diluted share
  Recognized a total tax benefit of $63.9 million, $52.8 million of which was due to a revaluation of deferred tax liabilities under new U.S. corporate tax laws
  Excluding the revaluation of deferred tax liabilities, net loss of $6.2 million, or $(0.16) per diluted share
  Record ethanol production of 340.8 million gallons
  EBITDA of $36.1 million

Results for the Full Year of 2017

  Net income of $61.1 million, or $1.47 per diluted share
  Excluding the impact of debt refinancing costs, R&D tax credits and revaluation of deferred tax liabilities, net loss of $33.6 million, or $(0.86) per diluted share
  Produced 1.3 billion gallons of ethanol, a 9.5% increase over 2016
  EBITDA of $154.4 million

OMAHA, Neb., Feb. 07, 2018 (GLOBE NEWSWIRE) -- Green Plains Inc. (NASDAQ:GPRE) today announced financial results for the fourth quarter of 2017. Net income attributable to the company was $46.6 million, or $0.99 per diluted share, for the fourth quarter of 2017 compared with net income of $18.7 million, or $0.47 per diluted share, for the same period in 2016. The company recorded a tax benefit of $63.9 million inclusive of a revaluation of deferred tax liabilities under the new U.S. corporate tax laws. Revenues were $921.0 million for the fourth quarter of 2017 compared with $932.1 million for the same period last year.

“Our non-ethanol segments reported strong performance in 2017 with $155 million of EBITDA,” commented Todd Becker, president and chief executive officer. “Our Food and Ingredients segment led the way with approximately $50 million of EBITDA, which was more than double what we reported last year, highlighting the success of our diversification strategy. This growth was driven by a full year of results from Fleischmann’s Vinegar and the expansion of Green Plains Cattle. We expect an even stronger 2018 from these segments. We also had a strong quarter and finish to the year by the Ag and Energy segment, led by our merchant activities in natural gas.”

Green Plains produced a record 340.8 million gallons of ethanol during the fourth quarter of 2017, compared with 334.2 million gallons for the same period in 2016. The consolidated ethanol crush margin was $26.8 million, or $0.08 per gallon, for the fourth quarter of 2017, compared with $81.6 million, or $0.24 per gallon, for the same period in 2016. The consolidated ethanol crush margin is the ethanol production segment’s operating income before depreciation and amortization, which includes corn oil production, plus intercompany storage, transportation and other fees, net of related expenses.

“Ethanol margins were weak in the fourth quarter as growth in export demand started to take hold and industry stocks remained high,” Becker added. “As a result, we have lowered our ethanol production rate in the first quarter. We believe margins will show improvement as we move into the second quarter, led by robust global demand and stronger domestic demand compared to last year. We believe the U.S. will export record volumes again in 2018 as countries around the world continue to take advantage of the economic benefits of ethanol and blend more into their finished gasoline. The margins for U.S. blenders are the best we have seen since 2014 as wholesale ethanol prices continue to average 40 cents to 50 cents lower than wholesale gasoline with no cheaper competing source of octane.”

Revenues attributable to the company were $3.6 billion for the year ended Dec. 31, 2017, compared with $3.4 billion for the same period in 2016. Net income attributable to the company for the year ended Dec. 31, 2017, was $61.1 million, or $1.47 per diluted share, compared with net income of $10.7 million, or $0.28 per diluted share, for the same period in 2016. Excluding the impact of the debt refinancing costs and R&D tax credits, reported in the third quarter of 2017, and revaluation of deferred tax liabilities in the fourth quarter of 2017, net loss attributable to the company was $33.6 million for 2017, or $(0.86) per diluted share.

“We continue to focus on improving the business through operational efficiency and diversification of earnings,” said Becker. “Looking forward, we will focus our growth capital in the Food and Ingredients segment and downstream terminal business through our investment and ownership in Green Plains Partners. Our new export terminal in Beaumont, Texas loaded its first export shipment in December and has since loaded eight more vessels originated almost exclusively from our own ethanol production. We expect to offer our interest in Beaumont to the partnership in the next 120 days and believe this terminal will be a key asset that handles the growing export demand for U.S. ethanol. At the same time, domestic ethanol demand should be positively impacted by expanding blends as there are now more than 1,300 stations across 29 states selling E15 and increasing every day.”

Full Year Highlights

  In March 2017, Green Plains Cattle purchased a 30,000-head cattle feeding operation located approximately 20 miles from Green Plains’ Hereford, Texas ethanol facility.

  On April 28, 2017, Green Plains Cattle amended its senior secured asset-based revolving credit facility to finance the expanded working capital requirements for its cattle feeding operations. The amendment increased the maximum commitment from $100 million to $200 million until July 31, 2017, when it was increased again to $300 million. The maturity date was extended from Oct. 31, 2017, to April 30, 2020.

  On May 16, 2017, Green Plains Cattle completed the acquisition of two cattle feeding operations from Cargill Cattle Feeders, LLC for approximately $37.2 million, excluding working capital. The transaction, supported by a long-term supply agreement with Cargill Meat Solutions, included feed yards located in Leoti, Kan. and Eckley, Colo. and added capacity of 155,000 head to the company’s operations.

  During the second quarter, Green Plains entered into privately negotiated agreements with holders, on behalf of certain beneficial owners, of the company’s 3.25% Convertible Senior Notes due 2018. Under these agreements, the company exchanged approximately 2.8 million shares of its common stock and $8.5 million in cash for approximately $56.3 million in aggregate principal amount of the 2018 notes. The company incurred a non-cash charge of $1.3 million, before taxes, related to the debt extinguishment.

  On July 28, 2017, Green Plains’ wholly owned subsidiary, Green Plains Trade, amended its senior secured asset-based revolving credit agreement to reduce the interest rate spreads, increase inventory advance rates and expand eligible inventory locations and commodities. The amendment increased the maximum commitment from $150 million to $300 million and extended the maturity date from Nov. 26, 2019, to July 28, 2022.

  On Aug. 29, 2017, Green Plains entered into a $500 million term loan agreement, which matures on Aug. 29, 2023, to refinance $405 million of existing debt. The term loan is guaranteed by the company and most of its subsidiaries and secured by substantially all of the company’s assets, including its 17 ethanol production facilities, vinegar production facilities and a second priority lien on the assets secured under the revolving credit facilities at Green Plains Trade, Green Plains Cattle and Green Plains Grain.

  On Sept. 11, 2017, John Neppl joined the company as chief financial officer of Green Plains and Green Plains Partners, replacing Jerry Peters, who retired. Mr. Peters continues as a member of the board of directors of Green Plains Holdings LLC, the general partner of Green Plains Partners. Mr. Neppl most recently served as chief financial officer of The Gavilon Group, LLC and brings extensive experience in commodity processing and trading businesses.

  On Oct. 27, 2017, Green Plains Partners upsized its revolving credit facility by $40.0 million, from $155.0 million to $195.0 million, accessing a portion of the $100.0 million accordion in place on the facility.

  On Nov. 16, 2017, Green Plains Cattle amended its senior secured asset-based revolving credit facility with a group of lenders led by Bank of the West and ING Capital LLC. The amendment increased the revolving commitment under the credit facility from $300 million to $425 million with an additional $75.0 million available accordion feature.

  In December 2017, the company’s joint venture with Jefferson Gulf Coast Energy Partners, JGP Energy Partners, completed Phase I of its intermodal export and import fuels terminal in Beaumont, Texas and loaded multiple vessels with ethanol bound for international destinations. Green Plains plans to offer its 50% interest in the joint venture to the partnership during the first half of 2018.

  In December 2017, Syngenta and Green Plains jointly announced a partnership to expand the use of Enogen corn as a portion of the feedstock across Green Plains’ 1.5-billion-gallon ethanol production platform.

  During the year, the company repurchased 394,677 shares of common stock for approximately $6.7 million.

Results of Operations
Consolidated revenues decreased $11.1 million for the three months ended Dec. 31, 2017, compared with the same period in 2016. Revenues were impacted by lower average realized prices for ethanol, partially offset by an increase in revenues related to the cattle feedlot acquisitions during the first and second quarters of 2017.

Operating income decreased $48.6 million for the three months ended Dec. 31, 2017, compared with the same period last year primarily due to lower ethanol margins.

An income tax benefit of $63.9 million was recorded in the fourth quarter of 2017, including a $52.8 million benefit related to the revaluation of deferred tax liabilities under the new U.S. corporate tax laws.

Earnings before interest, income taxes, depreciation and amortization (EBITDA) for the fourth quarter of 2017 was $36.1 million compared with $83.5 million for the same period last year, driven almost entirely by a decrease in ethanol margins slightly offset by better performance in agribusiness and energy services and lower corporate expenses.

Segment Information
We report the financial and operating performance for the following four operating segments: (1) ethanol production, which includes ethanol, distillers grains and corn oil production, (2) agribusiness and energy services, which includes grain handling and storage, commodity marketing and merchant trading for company produced and third-party ethanol, distillers grains, corn oil, natural gas and other commodities, (3) food and ingredients, which includes cattle feeding, vinegar production and food-grade corn oil operations and (4) partnership, which includes fuel storage and transportation services. Intercompany fees charged to the ethanol production segment for storage and logistics services, grain procurement and product sales are included in the partnership, and agribusiness and energy services segments and eliminated upon consolidation. Third party costs of grain consumed and revenues from product sales are reported directly in the ethanol production segment.

GREEN PLAINS INC.
SEGMENT OPERATIONS
(unaudited, in thousands)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2017	2016	% Var.	2017	2016	% Var.
Revenues:
Ethanol production	$643,693	$698,618	(7.9)%	$2,507,673	$2,409,102	4.1%
Agribusiness and energy services	151,412	153,528	(1.4)	668,761	709,907	(5.8)
Food and ingredients	142,236	87,257	63.0	471,781	318,181	48.3
Partnership	28,250	28,285	(0.1)	106,993	103,772	3.1
Intersegment eliminations	(44,607)	(35,590)	25.3	(159,042)	(130,081)	22.3
	$920,984	$932,098	(1.2)%	$3,596,166	$3,410,881	5.4%
Gross margin:
Ethanol production	$12,380	$67,353	(81.6)%	$73,672	$128,196	(42.5)%
Agribusiness and energy services	24,069	21,125	13.9	54,179	59,369	(8.7)
Food and ingredients	12,353	11,948	3.4	60,000	23,785	152.3
Partnership	28,250	28,285	(0.1)	106,993	103,772	3.1
Intersegment eliminations	47	402	(88.3)	(265)	(320)	(17.2)
	$77,099	$129,113	(40.3)%	$294,579	$314,802	(6.4)%
Depreciation and amortization:
Ethanol production	$20,544	$22,091	(7.0)%	$81,987	$68,746	19.3%
Agribusiness and energy services	686	654	4.9	3,462	2,536	36.5
Food and ingredients	3,844	2,903	32.4	13,103	3,705	253.7
Partnership	1,330	1,427	(6.8)	5,111	5,647	(9.5)
Corporate activities	852	1,019	(16.4)	3,698	3,592	3.0
	$27,256	$28,094	(3.0)%	$107,361	$84,226	27.5%
Operating income (loss):
Ethanol production	$(19,124)	$35,798	(153.4)%	$(45,074)	$28,125	(260.3)%
Agribusiness and energy services	17,305	13,295	30.2	30,443	34,039	(10.6)
Food and ingredients	5,489	6,842	(19.8)	35,961	16,436	118.8
Partnership	18,002	17,945	0.3	65,709	60,903	7.9
Intersegment eliminations	86	442	(80.5)	(61)	(170)	(64.1)
Corporate activities	(14,334)	(18,252)	(21.5)	(45,232)	(47,645)	(5.1)
	$7,424	$56,070	(86.8)%	$41,746	$91,688	(54.5)%
EBITDA:
Ethanol production	$1,548	$57,948	(97.3)%	$40,069	$97,113	(58.7)%
Agribusiness and energy services	17,996	12,963	38.8	33,906	34,209	(0.9)
Food and ingredients	10,062	9,761	3.1	49,803	20,190	146.7
Partnership	19,492	19,392	0.5	71,041	66,633	6.6
Intersegment eliminations	86	442	(80.5)	(61)	(732)	(91.7)
Corporate activities	(13,113)	(17,040)	(23.0)	(40,388)	(42,985)	(6.0)
	$36,071	$83,466	(56.8)%	$154,370	$174,428	(11.5)%

GREEN PLAINS INC.
SELECTED OPERATING DATA
(unaudited, in thousands)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2017	2016	% Var.	2017	2016	% Var.
Ethanol production
Ethanol (gallons)	340,754	334,166	2.0%	1,256,361	1,147,630	9.5%
Distillers grains (equivalent dried tons)	893	894	(0.1)	3,314	3,064	8.2
Corn oil (pounds)	85,438	77,370	10.4	301,920	273,901	10.2
Corn consumed (bushels)	118,664	116,783	1.6	437,373	401,065	9.1

Agribusiness and energy services
Domestic ethanol sold (gallons)	296,404	341,833	(13.3)	1,279,350	1,244,764	2.8
Export ethanol sold (gallons)	62,265	37,266	67.1	199,677	152,141	31.2
	358,669	379,099	(5.4)	1,479,027	1,396,905	5.9
Food and ingredients
Company cattle on feed (daily average head)	219	66	231.8	130	65	100.0
Customer cattle on feed (daily average head)	6	2	*	46	1	*

Partnership
Storage and throughput (gallons)	334,975	337,460	(0.7)	1,248,869	1,156,540	8.0

* Percentage variance not considered meaningful.

GREEN PLAINS INC.
CONSOLIDATED CRUSH MARGIN
(unaudited, in thousands except per gallon amounts)

	Three Months Ended December 31,		Three Months Ended December 31,
	2017	2016	2017	2016
	($ in thousands)		($ per gallon produced)

Ethanol production operating income (loss)	$(19,124)	$35,798	$(0.06)	$0.11
Depreciation and amortization	20,544	22,091	0.07	0.06
Total ethanol production	1,420	57,889	0.01	0.17

Intercompany fees, net:
Storage and logistics (partnership)	18,047	17,783	0.05	0.05
Marketing and agribusiness fees (agribusiness and energy services)	7,336	5,965	0.02	0.02
Consolidated crush margin	$26,803	$81,637	$0.08	$0.24

Liquidity and Capital Resources
On Dec. 31, 2017, Green Plains had $280.5 million in total cash and cash equivalents, and $391.9 million available under revolving credit agreements, some of which are subject to restrictions and other lending conditions. Total debt outstanding at Dec. 31, 2017, was $1,361.5 million, including $526.2 million outstanding under working capital revolvers and other short-term borrowing arrangements for the agribusiness and energy services, and the food and ingredients segments.

Conference Call Information
On Feb. 8, 2018, Green Plains Inc. and Green Plains Partners LP will host a joint conference call at 11 a.m. Eastern time (10 a.m. Central time) to discuss fourth quarter 2017 financial and operating results for each company. Domestic and international participants can access the conference call by dialing 888.438.5524 and 719.325.2354, respectively. The company advises participants to call at least 10 minutes prior to the start time. Alternatively, the conference call, transcript and presentation will be accessible on Green Plains’ website at http://investor.gpreinc.com/events.cfm.

Non-GAAP Financial Measures
Management uses earnings before interest, income taxes, depreciation and amortization, or EBITDA, segment EBITDA and consolidated ethanol crush margin to measure the company’s financial performance and to internally manage its businesses. Management believes these measures provide useful information to investors for comparison with peer and other companies. These measures should not be considered alternatives to net income or segment operating income, which are determined in accordance with generally accepted accounting principles (GAAP). These non-GAAP calculations may vary from company to company. Accordingly, the company’s computation of EBITDA, segment EBITDA and consolidated ethanol crush margins may not be comparable with similarly titled measures of another company.

To supplement our condensed consolidated statements of operations presented in accordance with GAAP, the company has provided non-GAAP adjusted financial measures of operating results that exclude certain items. Basic and diluted earnings per share attributable to Green Plains are presented in the Reconciliation to Non-GAAP Adjusted Financial Measures as reported on a GAAP and non-GAAP basis related to the impact of the expenses for refinancing and expanding the company’s term loan, net R&D credits related to qualifying activities and tax reform credits. Management believes including these additional measures may enhance the investor’s overall understanding of the company’s ongoing operations. These measures should not be considered alternatives to net income or segment operating income, which are determined in accordance with GAAP.

About Green Plains Inc.
Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations related to ethanol production, grain handling and storage, cattle feedlots, food ingredients, and commodity marketing and logistics services. The company is the second largest consolidated owner of ethanol production facilities in the world with 17 dry mill plants, producing nearly 1.5 billion gallons of ethanol at full capacity. Green Plains owns a 62.5% limited partner interest and a 2.0% general partner interest in Green Plains Partners. For more information about Green Plains, visit www.gpreinc.com.

About Green Plains Partners LP
Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage tanks, terminals, transportation assets and other related assets and businesses. For more information about Green Plains Partners, visit www.greenplainspartners.com.

Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements reflect management’s current views, which are subject to risks and uncertainties including, but not limited to, anticipated financial and operating results, plans and objectives that are not historical in nature. These statements may be identified by words such as “believe,” “expect,” “may,” “should,” “will” and similar expressions. Factors that could cause actual results to differ materially from those expressed or implied include: competition in the industries in which Green Plains operates; commodity market risks, financial market risks; counterparty risks; risks associated with changes to federal policy or regulation, including changes to tax laws; risks related to closing and achieving anticipated results from acquisitions; risks associated with the joint venture to commercialize algae production and growth potential of the algal biomass industry; risks associated with the recent acquisitions of three ethanol plants, Fleischmann’s Vinegar and three cattle feedlots; and other risks discussed in Green Plains’ reports filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Green Plains assumes no obligation to update any such forward-looking statements, except as required by law.

Consolidated Financial Results

GREEN PLAINS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	December 31, 2017	December 31, 2016
ASSETS
Current assets
Cash and cash equivalents	$266,651	$304,211
Restricted cash	13,810	51,979
Accounts receivable, net	151,122	147,495
Income tax receivable	6,413	10,379
Inventories	711,878	422,181
Other current assets	56,597	64,331
Total current assets	1,206,471	1,000,576
Property and equipment, net	1,176,707	1,178,706
Deferred income taxes	36,211	-
Other assets	344,412	327,210
Total assets	$2,763,801	$2,506,492

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$205,479	$192,275
Accrued and other liabilities	63,886	67,473
Derivative financial instruments	12,884	8,916
Income taxes payable	9,909	-
Short-term notes payable and other borrowings	526,180	291,223
Current maturities of long-term debt	67,923	35,059
Total current liabilities	886,261	594,946
Long-term debt	767,396	782,610
Deferred income taxes	11,496	140,262
Other liabilities	39,512	9,483
Total liabilities	1,704,665	1,527,301

Stockholders' equity
Total Green Plains stockholders' equity	942,182	862,507
Noncontrolling interests	116,954	116,684
Total liabilities and stockholders' equity	$2,763,801	$2,506,492

GREEN PLAINS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands except per share amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2017	2016	% Var.	2017	2016	% Var.
Revenues
Product	$919,523	$929,838	(1.1)%	$3,589,981	$3,402,579	5.5%
Services	1,461	2,260	(35.4)	6,185	8,302	(25.5)
Total revenues	920,984	932,098	(1.2)	3,596,166	3,410,881	5.4
Costs and expenses
Cost of goods sold (excluding depreciation and amortization expenses reflected below)	843,885	802,985	5.1	3,301,587	3,096,079	6.6
Operations and maintenance	8,341	8,498	(1.8)	33,448	34,211	(2.2)
Selling, general and administrative	34,078	36,451	(6.5)	112,024	104,677	7.0
Depreciation and amortization	27,256	28,094	(3.0)	107,361	84,226	27.5
Total costs and expenses	913,560	876,028	4.3	3,554,420	3,319,193	7.1
Operating income	7,424	56,070	(86.8)	41,746	91,688	(54.5)
Other income (expense)
Interest income	536	278	92.8	1,597	1,541	3.6
Interest expense	(20,345)	(18,735)	8.6	(90,160)	(51,851)	73.9
Other, net	855	(976)	*	3,666	(3,027)	*
Total other expense	(18,954)	(19,433)	(2.5)	(84,897)	(53,337)	59.2
Income (loss) before income taxes	(11,530)	36,637	(131.5)	(43,151)	38,351	*
Income tax (expense) benefit	63,877	(12,199)	*	124,782	(7,860)	*
Net income	52,347	24,438	114.2	81,631	30,491	167.7
Net income attributable to noncontrolling interest	5,717	5,756	(0.7)	20,570	19,828	3.7
Net income attributable to Green Plains	$46,630	$18,682	149.6%	$61,061	$10,663	472.6%

Earnings per share:
Net income attributable to Green Plains - basic	$1.16	$0.49		$1.56	$0.28
Net income attributable to Green Plains - diluted	$0.99	$0.47		$1.47	$0.28

Weighted average shares outstanding:
Basic	40,091	38,367		39,247	38,318
Diluted	50,061	39,845		50,240	38,573

* Percentage variance not considered meaningful.

GREEN PLAINS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Twelve Months Ended December 31,
	2017	2016
Cash flows from operating activities:
Net income	$81,631	$30,491
Noncash operating adjustments:
Depreciation and amortization	107,361	84,226
Deferred income taxes	(162,593)	4,910
Other	51,281	24,034
Net change in working capital	(237,500)	(58,468)
Net cash provided by (used in) operating activities	(159,820)	85,193

Cash flows from investing activities:
Purchases of property and equipment, net	(46,467)	(58,113)
Acquisition of businesses, net of cash acquired	(61,727)	(508,143)
Investments in unconsolidated subsidiaries	(20,286)	(6,342)
Net cash used by investing activities	(128,480)	(572,598)

Cash flows from financing activities:
Net proceeds - long-term debt	60,391	417,197
Net proceeds - short-term borrowings	234,452	63,978
Other	(44,103)	(74,426)
Net cash provided by financing activities	250,740	406,749

Net change in cash and cash equivalents	(37,560)	(80,656)
Cash and cash equivalents, beginning of period	304,211	384,867
Cash and cash equivalents, end of period	$266,651	$304,211

GREEN PLAINS INC.
RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net income	$52,347	$24,438	$81,631	$30,491
Interest expense	20,345	18,735	90,160	51,851
Income tax expense (benefit)	(63,877)	12,199	(124,782)	7,860
Depreciation and amortization	27,256	28,094	107,361	84,226
EBITDA	$36,071	$83,466	$154,370	$174,428

GREEN PLAINS INC.
RECONCILIATIONS TO NON-GAAP ADJUSTED FINANCIAL MEASURES
(unaudited, in thousands)

	Three Months Ended December 31, 2017			Three Months Ended December 31, 2016, GAAP Basis as Reported
	GAAP Basis as Reported	Non-GAAP Adjustment Tax Credit	Non-GAAP Basis as Adjusted
Basic EPS:
Net income (loss) attributable to Green Plains	$46,630	$(52,845)	$(6,215)	$18,682
Weighted average shares outstanding - basic	40,091	-	40,091	38,367
Earnings (loss) per share attributable to Green Plains - basic	$1.16	$(1.32)	$(0.16)	$0.49

Diluted EPS:
Net income (loss) attributable to Green Plains	$46,630	$(52,845)	$(6,215)	$18,682
Interest and amortization on convertible debt, net of tax
3.25% convertible senior notes	851	(851)	-	-
4.125% convertible senior notes	2,071	(2,071)	-	-
Net income (loss) attributable to Green Plains - diluted	$49,552	$(55,767)	$(6,215)	$18,682

Weighted average shares outstanding - basic	40,091	-	40,091	38,367
Effect of dilutive 3.25% convertible senior notes	3,193	(3,193)	-	1,410
Effect of dilutive 4.125% convertible senior notes	6,071	(6,071)	-	-
Effect of dilutive stock compensation awards	706	(706)	-	68
Total potential shares outstanding	50,061	(9,970)	40,091	39,845
Earnings (loss) per share attributable to Green Plains - diluted	$0.99	$(1.15)	$(0.16)	$0.47

	Twelve Months Ended December 31, 2017			Twelve Months Ended December 31, 2016, GAAP Basis as Reported
	GAAP Basis as Reported	Non-GAAP Adjustment Tax Credits & Interest Exp.	Non-GAAP Basis as Adjusted
Basic EPS:
Net income (loss) attributable to Green Plains	$61,061	$(94,661)	$(33,600)	$10,663
Weighted average shares outstanding - basic	39,247	-	39,247	38,318
Earnings (loss) per share attributable to Green Plains - basic	$1.56	$(2.42)	$(0.86)	$0.28

Diluted EPS:
Net income (loss) attributable to Green Plains	$61,061	$(94,661)	$(33,600)	$10,663
Interest and amortization on convertible debt, net of tax
3.25% convertible senior notes	4,433	(4,433)	-	-
4.125% convertible senior notes	8,159	(8,159)	-	-
Net income (loss) attributable to Green Plains - diluted	$73,653	$(107,253)	$(33,600)	$10,663

Weighted average shares outstanding - basic	39,247	-	39,247	38,318
Effect of dilutive 3.25% convertible senior notes	4,209	(4,209)	-	155
Effect of dilutive 4.125% convertible senior notes	6,071	(6,071)	-	-
Effect of dilutive stock compensation awards	713	(713)	-	100
Total potential shares outstanding	50,240	(10,993)	39,247	38,573
Earnings (loss) per share attributable to Green Plains - diluted	$1.47	$(2.33)	$(0.86)	$0.28

Contact: Jim Stark | Vice President, Investor & Media Relations | 402.884.8700 | jim.stark@gpreinc.com